As filed with the Securities and Exchange Commission on October 11, 2001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2001

PHAR-MOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-27050 (Commission File Number)	25-1466309 (I.R.S. Employer Identification No.)
20 Federal Plaza West Youngstown, Ohio (Address of Principal Executive Offices)	44501-0400 (Zip Code)

(330) 746-6641

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Larry M. Spirgel, Esq.

Morrison & Foerster llp

1750 Tysons Boulevard

McLean, Virginia 22102

Item 5. Other Events

On October 10, 2001, Phar-Mor, Inc.'s common stock was delisted from the Nasdaq. Phar-Mor, Inc. issued a press release announcing the delisting, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1 Press Release dated October 9, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAR-MOR, INC.

Date: October 11, 2001             By:   /s/ John R. Ficarro

John R. Ficarro
Senior Vice President and Chief Administrative Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PHAR-MOR INC. DELISTED BY NASDAQ

YOUNGSTOWN, Ohio, October 9, 2001 --Phar-Mor. Inc. (Nasdaq: PMORQ) announced today that the Company's securities will be delisted from the Nasdaq at the opening of business on October 10, 2001.

Following the Company's Chapter 11 bankruptcy filing on September 24, 2001, the Nasdaq Stock Market had immediately suspended trading in the Company's securities. On October 2, 2001, the Nasdaq notified the Company that as a result of the Company's bankruptcy it was delisting the Company's securities from the Nasdaq, subject to the Company's right of appeal. The Company has determined not to appeal the Nasdaq's decision but will consider, when appropriate, making application to be listed on the OTC Bulletin Board.

About Phar-Mor

Phar-Mor is a retail drug store chain operating 139 stores under the names "Phar-Mor" , "Pharmhouse" and "The Rx Place" in 24 states. Phar-Mor’s online store is accessible at http://www.pharmorwebrx.com and through the company’s Web site at http://www.pharmor.com. On September 24, 2001, Phar-Mor filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On October 3, 2001, the Company announced that it would close 65 of its stores.

The statement that Phar-Mor, Inc. may make application to be listed on the OTC Bulletin Board is a forward-looking statement made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Phar-Mor may not make application to be listed on the OTC Bulletin Board as a result of risks facing Phar-Mor or actual results differing from the assumptions underlying such statement.  Such risks and assumptions include, but are not limited to, Phar-Mor's ability to successfully consummate a Chapter 11 plan of reorganization, including Phar-Mor's ability to restructure its debt, to successfully deal with and discharge other claims pending against Phar-Mor, to raise additional capital and to continue as a going concern.

Contacts:

Gary Holmes

Robinson, Lerer & Montgomery

212-484-7736

John R. Ficarro

Senior Vice President and Chief Administrative Officer, Phar-Mor, Inc.

330-740-2921